Exhibit 99.1

GOLDEN ENTERTAINMENT REPORTS 2023 SECOND QUARTER RESULTS; DECLARES SPECIAL CASH DIVIDEND OF $2.00 PER SHARE

–Second quarter revenue of $286.7 million, net income of $12.3 million and Adjusted EBITDA of $58.4 million
–Finished renovation of 537 rooms and pool area at The STRAT
–Completed $640 million debt refinancing in May
–Closed the sale of Rocky Gap Casino Resort in July and allocated $175 million of the proceeds to reduce debt
–Board approves $2.00 per share special dividend and increases share buyback authorization to $100 million

LAS VEGAS – July 31, 2023 – Golden Entertainment, Inc. (NASDAQ: GDEN) (“Golden” or the “Company”) today reported financial results for the second quarter ended June 30, 2023.
Blake Sartini, Chairman and Chief Executive Officer of Golden, commented, “Ongoing room and pool renovations at The STRAT, which were completed at the end of June, negatively impacted second quarter results. Despite weaker results from our casino resorts segment, our locals casinos continued their strong performance. We also took action to improve our balance sheet with the refinancing of our revolving credit facility and term loan in May. Following the Rocky Gap Casino Resort divestiture in July, we allocated $175 million of the proceeds to repay outstanding debt. We continue to expect the sale of our distributed gaming businesses to close by the end of 2023, which will further strengthen our balance sheet and liquidity.
“Reflecting the strength of our capital structure, continued strong free cash flow generation, and the expected cash proceeds from the sale of our distributed gaming operations later this year, we are accelerating our return of capital to shareholders both in the form of a special dividend and expanding our stock repurchase authorization.”
Golden’s Board of Directors has declared a one-time cash dividend of $2.00 per share of its outstanding common stock. The one-time cash dividend is payable on August 25, 2023 to stockholders of record as of August 11, 2023. The Board also increased the Company’s share repurchase authorization to $100 million.
Consolidated Results
Revenues of $286.7 million for the second quarter of 2023 declined 1% from $289.4 million for the second quarter of 2022. Net income for the second quarter of 2023 was $12.3 million, or $0.40 per fully diluted share, compared to net income of $21.2 million, or $0.67 per fully diluted share, for the second quarter of 2022. Second quarter 2023 Adjusted EBITDA was $58.4 million, compared to Adjusted EBITDA of $75.0 million for the second quarter of 2022.
Debt and Liquidity
As of June 30, 2023, the Company’s total principal amount of debt outstanding was $916 million, consisting primarily of $175 million in outstanding borrowings under the original term loan (to be repaid with proceeds from the sale of Rocky Gap Casino Resort), $400 million in outstanding borrowings under the new term loan and $335 million of senior unsecured notes. As of June 30, 2023, the Company had cash and cash equivalents of $166 million.
In July 2023, the Company allocated $175 million of the cash proceeds from the sale of Rocky Gap Casino Resort to repay its remaining borrowings outstanding under the original term loan. Total debt outstanding as of July 31, 2023 primarily consisted of $400 million in outstanding borrowings under the new term loan and $335 million of senior unsecured notes. In addition, there continues to be no outstanding borrowings under the Company’s $240 million revolving credit facility.
Investor Conference Call and Webcast
The Company will host a webcast and conference call today, July 31, 2023 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time), to discuss the 2023 second quarter results. The conference call may be accessed live over the phone by dialing (833) 816-1405 or (412) 317-0498 for international callers. A replay will be available beginning at 8:00 p.m. Eastern Time today and may be accessed by dialing (844) 512-2921 or (412) 317-6671 for international callers; the passcode is 10179702. The replay will be available until August 7, 2023. The call will also be webcast live through the “Investors” section of the Company’s website, www.goldenent.com. A replay of the audio webcast will also be archived on the Company’s website, www.goldenent.com.
Forward-Looking Statements
This press release contains forward-looking statements regarding future events and the Company’s future results that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements can generally be identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “potential,” “seek,” “should,” “think,” “will,” “would” and similar expressions, or they may use future dates. In addition, forward-looking statements in this press release include, without limitation statements regarding: the sale transactions for our distributed gaming businesses (the “Transactions”) and the timing thereof; the Company’s strategies, objectives, business opportunities and plans for future expansion, developments or acquisitions; anticipated future growth and trends in the Company’s business or key markets; projections of future financial condition, operating results, income, capital expenditures, costs, leverage or other financial items; expectations regarding the generation of free cash flow and the return capital to shareholders and increases in shareholder value; and other characterizations of future events or circumstances as well as other statements that are not statements of historical fact. Forward-looking statements are based on the Company’s current expectations and assumptions regarding its business, the economy and other future conditions. These forward-looking statements are subject to assumptions, risks and uncertainties that may change at any time, and readers are therefore cautioned that actual results could differ materially from those expressed in any forward-looking statements. Factors that could cause the actual results to differ materially include: risks and uncertainties related to the Transactions, including the failure to obtain, or delays in obtaining, required regulatory approvals or clearances; the failure to satisfy any of the closing conditions to the Transactions on a timely basis or at all; changes in national, regional and local economic and market conditions; legislative and regulatory matters (including the cost of compliance or failure to comply with applicable laws and regulations); increases in gaming taxes and fees in the jurisdictions in which the Company operates; litigation; increased competition; the Company’s ability to renew its distributed gaming contracts; reliance on key personnel (including our Chief Executive Officer, President and Chief Financial Officer, and Chief Operating Officer); the level of the Company’s indebtedness and its ability to comply with covenants in its debt instruments; terrorist incidents; natural disasters; severe weather conditions (including weather or road conditions that limit access to the Company’s properties); the effects of environmental and structural building conditions; the effects of disruptions to the Company’s information technology and other systems and infrastructure; factors affecting the gaming, entertainment and hospitality industries generally; and other risks and uncertainties discussed in the Company’s filings with the SEC, including the “Risk Factors” sections of the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update any forward-looking statements as a result of new information, future developments or otherwise. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.
Non-GAAP Financial Measures
To supplement the Company’s consolidated financial statements presented in accordance with United States generally accepted accounting principles (“GAAP”), the Company uses Adjusted EBITDA because it is the primary metric used by its chief operating decision makers and investors in measuring both the Company’s past and future expectations of performance. Adjusted EBITDA provides useful information to the users of the Company’s financial statements by excluding specific expenses and gains that the Company believes are not indicative of its core operating results. Further, the Company’s annual performance plan used to determine compensation for its executive officers and employees is tied to the Adjusted EBITDA metric. It is also a measure of operating performance widely used in the gaming industry.
The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. In addition, other companies in gaming industry may calculate Adjusted EBITDA differently than the Company does.
The Company defines “Adjusted EBITDA” as earnings before interest and other non-operating income (expense), income taxes, depreciation and amortization, impairment of goodwill and intangible assets, preopening and related expenses, severance expenses, gain or loss on disposal of assets, share-based compensation expenses, non-cash lease expense, and other non-cash charges that are deemed to be not indicative of the Company’s core operating results, calculated before corporate overhead (which is not allocated to each reportable segment).
About Golden
Golden Entertainment owns and operates a diversified entertainment platform, consisting of a portfolio of gaming and hospitality assets that focus on casino, branded taverns, and distributed gaming operations. Golden Entertainment operates over 15,800 slots, over 100 table games, and over 6,000 hotel rooms. Golden Entertainment owns eight casinos in Southern Nevada and 65 gaming taverns in Nevada. Through its distributed gaming operations in Nevada and Montana, Golden Entertainment operates video gaming devices at nearly 1,000 locations. For more information, visit www.goldenent.com.

Contacts
Golden Entertainment, Inc.	Investor Relations
Charles H. Protell	Richard Land
President and Chief Financial Officer	JCIR
(702) 893-7777	(212) 835-8500 or gden@jcir.com

Golden Entertainment, Inc.
Consolidated Statements of Operations
(Unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenues
Gaming	$182,355	$196,679	$370,442	$387,466
Food and beverage	46,534	44,451	92,805	86,907
Rooms	30,918	33,174	61,495	58,920
Other	26,874	15,068	39,990	29,723
Total revenues	286,681	289,372	564,732	563,016
Expenses
Gaming	105,380	109,740	212,306	215,391
Food and beverage	33,645	32,546	67,667	64,003
Rooms	15,359	13,816	30,140	26,290
Other operating	7,905	5,346	11,735	9,322
Selling, general and administrative	67,093	57,287	129,129	118,197
Depreciation and amortization	21,454	25,332	44,962	51,608
(Gain) loss on disposal of assets	(34)	710	(120)	669
Preopening expenses	141	4	525	59
Total expenses	250,943	244,781	496,344	485,539
Operating income	35,738	44,591	68,388	77,477
Non-operating expense
Interest expense, net	(18,803)	(14,738)	(37,039)	(29,856)
Loss on debt extinguishment and modification	(405)	(1,073)	(405)	(1,254)
Total non-operating expense, net	(19,208)	(15,811)	(37,444)	(31,110)
Income before income tax (provision) benefit	16,530	28,780	30,944	46,367
Income tax (provision) benefit	(4,248)	(7,560)	(7,032)	10,919
Net income	$12,282	$21,220	$23,912	$57,286

Weighted-average common shares outstanding
Basic	28,845	28,877	28,578	28,885
Diluted	30,717	31,633	30,831	31,889
Net income per share
Basic	$0.43	$0.73	$0.84	$1.98
Diluted	$0.40	$0.67	$0.78	$1.80

Golden Entertainment, Inc.
Reconciliation of Adjusted EBITDA
(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenues
Nevada Casino Resorts (1)	$102,562	$107,498	$202,738	$203,933
Nevada Locals Casinos (2)	39,829	39,785	81,067	79,674
Maryland Casino Resort (3)	19,605	20,546	37,733	38,438
Nevada Taverns (4)	27,319	28,144	54,912	56,598
Distributed Gaming (5)	89,084	93,225	179,485	183,993
Corporate and other	8,282	174	8,797	380
Total Revenues	$286,681	$289,372	$564,732	$563,016

Adjusted EBITDA
Nevada Casino Resorts (1)	$28,044	$38,892	$59,755	$72,467
Nevada Locals Casinos (2)	19,471	19,795	39,631	39,833
Maryland Casino Resort (3)	5,898	7,242	11,026	12,814
Nevada Taverns (4)	8,450	10,654	16,988	21,430
Distributed Gaming (5)	9,950	11,540	19,734	22,817
Corporate and other	(13,403)	(13,107)	(26,557)	(27,020)
Total Adjusted EBITDA	$58,410	$75,016	$120,577	$142,341
Adjustments
Depreciation and amortization	(21,454)	(25,332)	(44,962)	(51,608)
Non-cash lease expense	9	(230)	(24)	(411)
Share-based compensation	(3,288)	(3,311)	(7,181)	(6,983)
Gain (loss) on disposal of assets	34	(710)	120	(669)
Loss on debt extinguishment and modification	(405)	(1,073)	(405)	(1,254)
Preopening and related expenses (6)	(141)	(4)	(525)	(59)
Other, net	2,168	(838)	383	(5,134)
Interest expense, net	(18,803)	(14,738)	(37,039)	(29,856)
Income tax (provision) benefit	(4,248)	(7,560)	(7,032)	10,919
Net income	$12,282	$21,220	$23,912	$57,286
(1)    Comprised of The STRAT Hotel, Casino & SkyPod, Aquarius Casino Resort and Edgewater Hotel & Casino Resort.
(2)    Comprised of Arizona Charlie’s Boulder, Arizona Charlie’s Decatur, Gold Town Casino, Lakeside Casino & RV Park and Pahrump Nugget Hotel Casino.
(3)    Comprised of the operations of the Rocky Gap Casino Resort, which was sold subsequent to second quarter end in July 2023.
(4)    Comprised of the operations of the Company’s 65 branded tavern locations.
(5)    Comprised of distributed gaming operations in Nevada and Montana. In the first quarter of 2023, the Company entered into definitive agreements to sell its distributed gaming operations in Nevada and Montana. The Company expects the transactions to close by the end of 2023, subject to the satisfaction of customary regulatory approvals and closing conditions.
(6)    Preopening and related expenses consist of labor, food, utilities, training, initial licensing, rent and organizational costs incurred in connection with the opening of branded tavern and casino locations as well as food and beverage and other venues within our casino locations.
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